Exhibit 99.1

II-VI Incorporated Announces Results of Shareholders’ Meeting

and Board of Director and Officer Appointments

PITTSBURGH, PA – November 9, 2015 (GLOBE NEWSWIRE) — II-VI Incorporated (Nasdaq:IIVI) announced the results of its Annual Meeting of Shareholders held on Friday, November 6, 2015.

The following proposals submitted to the shareholders were approved:

•	Election of Vincent D. Mattera, Jr., Marc Y.E. Pelaez and Howard H. Xia to the Company’s Board of Directors for a three-year term;

•	The non-binding advisory proposal regarding the Company’s executive compensation;

•	Amendment and restatement of the II-VI Incorporated Amended and Restated 2012 Omnibus Incentive Plan; and

•	Ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2016.

The Company’s Board of Directors reappointed Francis J. Kramer to serve as the Board’s Chairman and

Marc Y.E. Pelaez to serve as the Board’s Lead Independent Director.

The Company’s Board of Directors appointed the following directors to serve as members of the various committees of the Board of Directors:

•	Audit Committee

Wendy F. DiCicco, Chair

Thomas E. Mistler

William Schromm

Howard H. Xia

•	Compensation Committee

Joseph J. Corasanti, Chair

Wendy F. DiCicco

William Schromm

Marc Y.E. Pelaez

•	Corporate Governance and Nominating Committee

Marc Y.E. Pelaez, Chair

Thomas E. Mistler

Joseph J. Corasanti

Howard H. Xia

– more –

II-VI Incorporated

November 9, 2015

•	Subsidiary Committee

Howard H. Xia, Chair

Thomas E. Mistler

Joseph J. Corasanti

William Schromm

Marc Y.E. Pelaez

The Company’s Board of Directors also elected the following individuals as executive officers of the Company:

Francis J. Kramer	Chairman and Chief Executive Officer
Vincent D. Mattera, Jr.	President*
Mary Jane Raymond	Chief Financial Officer, Treasurer and Assistant Secretary
Walter R. Bashaw II	General Counsel and Secretary
Giovanni Barbarossa	Chief Technology Officer
David G. Wagner	Vice President, Human Resources

*	Effective November 6, 2015, Dr. Mattera vacated his position as Chief Operating Officer (COO). The COO position is currently vacant and the Company is actively seeking a candidate to fill the vacancy. Dr. Mattera will continue to fulfill the duties of the position on an interim basis until the vacancy is filled.

About II-VI Incorporated

II-VI Incorporated, a global leader in engineered materials and opto-electronic components is a vertically integrated manufacturing company that develops innovative products for diversified applications in the industrial, optical communications, military, life sciences, semiconductor equipment, and consumer markets. Headquartered in Saxonburg, Pennsylvania, with research and development, manufacturing, sales, service and distribution facilities worldwide, the Company produces a wide variety of application-specific photonic and electronic materials and components, and deploys them in various forms including integrated with advanced software to enable our customers’ success.

CONTACT:	II-VI Incorporated
Mary Jane Raymond, Chief Financial Officer, Treasurer and Assistant Secretary
(724) 352-4455
maryjane.raymond@ii-vi.com

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